UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ARCH COAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	43-0921172
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One City Place Drive, Suite 300, St. Louis, Missouri	63141
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:	N/A

Item 1. Description of Registrant’s Securities to be Registered

This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Class A Common Stock of Arch Coal, Inc. (the “Company”). The Company’s currently outstanding common stock has a par value of $0.01 per share and was issued under, and described in, the Company’s current Certificate of Incorporation (the “Old Certificate”) filed with the State of Delaware and is also governed by the Company’s By-Laws (the “Old By-Laws”). Upon the Company’s emergence from Chapter 11 bankruptcy proceedings, the outstanding common stock will be cancelled, and the Company will issue new shares of common stock, with a par value of $0.01 per share, pursuant to the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the “Plan”). This new common stock will be governed by the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) filed by the Company with the State of Delaware and its By-Laws (the “Bylaws”), both of which will become effective on the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Emergence Date”). Once the Certificate of Incorporation and Bylaws become effective, the Old Certificate and the Old By-Laws will no longer be operative.

Description of Capital Stock

The following statements relating to the capital stock of the Company do not purport to be complete, and are subject to, and are qualified in their entirety by the full terms of the capital stock, as set forth in the Exhibits to this registration statement which are incorporated by reference in this Item 1.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•                  the Delaware General Corporation Law, as it may be amended from time to time;

•                  the Certificate of Incorporation, as it may be amended or restated from time to time; and

•                  the Bylaws, as they may be amended or restated from time to time.

Common Stock

Under the Certificate of Incorporation, the Company is authorized to issue up to 299,589,834 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and 410,166 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”). On the Emergence Date, the Company will have 24,589,834 shares of Class A Common Stock and 410,166 shares of Class B Common Stock issued and outstanding and will have 2,990,540 additional shares of Class A Common Stock available for issuance upon exercise or settlement of awards granted under the Company’s equity incentive plan and 1,914,856 additional shares of Class A Common Stock available for issuance upon exercise of any of the Company’s outstanding warrants. The Class A Common Stock and Class B Common Stock are identical in all respects except that the Class B Common Stock shall not be listed by the Company on any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended.  The Company shall not issue any shares of Class B Common Stock to any person other than to holders that elect Class B Common Stock prior to emergence of the Company from bankruptcy and only on the date of emergence of the Company from bankruptcy. In the event that a holder of Class B Common Stock transfers shares of Class B Common Stock, each share of Class B Common Stock so transferred shall automatically and without further action on the part of the Company or any holder of Common Stock convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such transfer, provided that no such conversion shall occur solely as a result of the pledge or hypothecation of any Class B Common Stock to any person. Shares of  Class A Common Stock are not convertible into shares of any other class of capital stock. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon any such conversion or exchange; provided that nothing shall preclude the Company from satisfying its obligations in respect of any such conversion or exchange by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Company.

Dividends. The holders of the Company’s Common Stock are entitled to receive dividends when, as and if declared by the Company’s board of directors, out of funds legally available for their payment subject to applicable law and the rights of holders of the Company’s Preferred Stock (as defined below under “Preferred Stock”); provided that the Company shall not pay dividends with respect to the outstanding shares of Class A Common Stock unless simultaneously with such dividend the Company pays the same dividend with respect to each outstanding share of Class B Common Stock and vice versa; provided, further, that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock or Class B Common Stock, such dividends shall be payable at the same rate on Class A Common Stock and Class B Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock shall be payable only to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock shall be payable only to holders of Class B Common Stock.

Voting Rights. The holders of the Company’s Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware. Except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

Rights Upon Liquidation.  In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally in any of the Company’s assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of the Company’s outstanding Preferred Stock have received their liquidation preferences in full.

Special Meetings of Stockholders. The Bylaws provide that a special meeting of stockholders may be called (i) pursuant to a resolution of the Company’s board of directors or (ii) at the request of the holders of twenty percent of the outstanding shares of stock entitled to vote.

Stockholder Action by Written Consent. The Bylaws provide that stockholder action may be taken by written consent of the holders of a majority of the outstanding shares of stock entitled to vote in lieu of a meeting of such stockholders.

Miscellaneous. The outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are not entitled to preemptive, redemption or other subscription rights. There are no sinking fund provisions applicable to the Common Stock. The Company shall not issue any shares of Class B Common Stock to any person other than to holders that elect Class B Common Stock prior to emergence of the Company from bankruptcy and only on the date of emergence of the Company from bankruptcy. In the event that a holder of Class B Common Stock transfers shares of Class B Common Stock, each share of Class B Common Stock so transferred shall automatically and without further action on the part of the Company or any holder of Common Stock convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such transfer, provided that no such conversion shall occur solely as a result of the pledge or hypothecation of any Class B Common Stock to any person. Shares of  Class A Common Stock are not convertible into shares of any other class of capital stock.

Preferred Stock

The Company’s board of directors determines the rights, qualifications, restrictions and limitations relating to each series of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”) at the time of issuance. The Certificate of Incorporation authorizes the Company’s board of directors, without further stockholder action, to provide for the issuance of up to 50 million shares of Preferred Stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. Shares of the Company’s Preferred Stock may have dividend, redemption, voting and liquidation rights taking priority over our Common Stock, and shares of Preferred Stock may be convertible into Common Stock.

As of the Emergence Date, the Company had no shares of Preferred Stock issued and outstanding.

Election and Removal of Directors

The Company’s board of directors will consist of no less than three directors. The exact number of directors will be fixed from time to time by resolution of the board of directors adopted by affirmative vote of not less than two-thirds of the members of the entire board of directors. The number of directors shall initially be seven.

Any or all of the directors may be removed by the stockholders, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

Other Limitations on Stockholder Actions

Advance Notice Requirements

Under the Bylaws, in order to bring a proposal before a meeting of stockholders, a stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to the secretary of the Company along with the following:

a)             with respect to a nomination for election or re-election of a director,

•                  all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•                  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and the beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

•                  whether and the extent to which any hedging or other transactions or series of transactions have been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made with, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes, each nominee with respect to any share of stock of the Company;

b)             with respect to any other business, a description of such business and the reasons for conducting such business at the meeting; any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholder;

c)              as to the stockholder giving notice and the beneficial owner, if any:

•                  the name and address of the stockholder and the beneficial owner, if any;

•                  the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner;

•                  any derivative instrument directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

•                  any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company;

•                  any short interest of such stockholder or beneficial owner in any security of the Company;

•                  any rights to dividends on the shares of Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company;

•                  any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•                  any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, as of the date of such notice, including any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household;

•                  to the extent known by the stockholder giving notice, the name and address of any other stockholder supporting such stockholder’s nomination or proposal as of the date of such stockholder’s notice;

•                  any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

d)             a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

e)              a representation as to whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group that intends, (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee or approve a proposal to conduct such other business, as applicable, and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination or approval, as applicable.

To be timely, a stockholder must generally deliver notice in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, provided that in the case of the Company’s 2017 annual meeting any notice must be provided not earlier than December 1, 2016 and not later than January 1, 2017, but (other than in the case of the Company’s 2017 annual meeting) in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Proxy Access Provisions

Whenever the Company’s board of directors solicits proxies with respect to the election of directors at an annual meeting, subject to the provisions described under this section (the “Proxy Access Provisions”), if expressly requested, the Company shall include in its proxy statement for such meeting, in addition to any persons nominated for election by the board of directors or any committee thereof, the name of any person nominated for election by a stockholder or group of no more than twenty (20) stockholders that satisfies the requirements of these Proxy Access Provisions (an “Eligible Stockholder”), together with (i) information concerning such person and the Eligible Stockholder required to be disclosed under applicable laws and regulations, including regulations under the Exchange Act, and (ii) if the Eligible Stockholder so elects, a statement to the board of directors.

In order for an Eligible Stockholder to effectively nominate a nominee to be included in the Company’s proxy statement for an annual meeting, a stockholder’s notice from the Eligible Stockholder must be delivered to the secretary of the Company  not earlier than 120 days and not less than 90 days before the first anniversary of the date of the previous year’s annual meeting, or in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees or specifying the size of the increased board of directors made by the Company, at least eighty days prior to the first anniversary of the preceding year’s annual meeting.  Such notice must contain all of the following information:

•                  a copy of the Schedule 14N (or any successor form) that has been completed and filed with the Securities and Exchange Commission (the “SEC”) in accordance with SEC rules;

•                  as to such nominee, the information required with respect to any nominee required pursuant to subparagraph (a) under “—Advance Notice Requirements” above;

•                  as to the Eligible Stockholder, the information required pursuant to subparagraphs (c) and (e) under “—Advance Notice Requirements” above;

•                  one or more written statements from the record holder(s) of the shares (and from each intermediary through which the shares are or have been held continuously for at least two years) verifying that, as of the date of mailing of the nomination notice, the Eligible Stockholder owns, and has owned continuously for at least two years, 3% or more of the Company’s outstanding common stock, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the applicable annual meeting, written statements from the record holder(s) and intermediaries verifying the Eligible Stockholder’s continuous ownership of 3% or more of the Company’s outstanding common stock through the record date;

•                  the consent of each nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

•                  a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) (A) acquired 3% or more of the Company’s outstanding common stock in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent; (B) has not nominated and will not nominate for election to the board of directors any person other than the nominee being nominated; (C) presently intends to maintain qualifying ownership of 3% or more of the Company’s outstanding common stock through the date of the annual meeting; (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting  other than such nominee or a nominee of the board of directors; (E) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material; (F) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Company; and (G) will provide facts, statements and other information in all communications with Company and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

•                  a representation as to the Eligible Stockholder’s (including each member of any group of stockholders that together is an Eligible Stockholder) intentions with respect to maintaining qualifying ownership of 3% or more of the Company’s outstanding common stock for at least one year following the annual meeting; and

•                  an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible Stockholder provided to Company; and (B) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to these Proxy Access Provisions.

The Company is not required to include any nominee, or any information related to a nominee, in its proxy statement for any annual meeting  if:

•                  the inclusion of such information would cause the number of stockholder nominees included in the Company’s proxy statement to exceed 20% of the number of directors in office as of the last day on which a nomination notice may be delivered to the Company (or if such amount is not a whole number, the closest whole number below 20%);

•                  the secretary of Company receives a notice that a stockholder has nominated such nominee for election to the board of directors pursuant to the procedures set forth under “—Advance Notice Requirements” above;

•                  if such nominee or the applicable Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) provided information in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by board of directors or any committee thereof;

•                  the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) or nominee fails to comply with its obligations pursuant to these Proxy Access Provisions;

•                  the board of directors determines in good faith that such nominee is not independent under the listing standards of the principal U.S. stock exchange on which the common stock of the Company is listed, any applicable rules of the SEC or any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the Company’s directors;

•                  the election of such nominee would cause the Company to be in violation of the Bylaws, the Certificate of Incorporation, the rules and listing guidelines of the principal U.S. stock exchange on which the common stock of the Company is listed or any applicable state or federal law or regulation;

•                  such nominee has been an officer or director of a competitor, as reasonably determined by the board of directors, within the past three years; or

•                  such nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years.

If a nominee or an Eligible Stockholder fails to continue to meet the requirements set forth in these Proxy Access Provisions or if a Stockholder Nominee dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director prior to the applicable annual meeting:

(i)             the Company may, to the extent feasible, remove the name of such nominee and any related statement of such nominee from its proxy statement and/or otherwise communicate to its stockholders that such nominee will not be eligible for nomination at the annual meeting; and

(ii)          the Eligible Stockholder may not name another stockholder nominee or, subsequent to the last day on which a nomination notice would be timely, otherwise cure in any way any defect preventing the nomination of the nominee at the annual meeting.

In the event that one or more vacancies occurs on the board of directors after the last day on which a nomination notice may be delivered to the Company but before the date of the annual meeting, and the board of directors resolves to reduce the size of the board of directors, in connection therewith, the maximum number of stockholder nominees included in the Company’s proxy materials shall be calculated based on the number of directors in office as so reduced.  In the event that the aggregate number of nominees submitted by Eligible Stockholders pursuant to these Proxy Access Provisions exceeds such applicable maximum number, each Eligible Stockholder will select one nominee for inclusion in the Company’s proxy statement until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock each Eligible Stockholder disclosed as owned in the written notice of the nomination submitted to the Company by such Eligible Stockholder, unless the Company knows or has reason to believe in good faith that such information is not complete or accurate with respect to any such Eligible Stockholder, in which case the Company shall use reasonable efforts to determine the ownership of such Eligible Stockholder and use the amount it determines in good faith to be accurate or as accurate as practicable under the circumstances.  If the maximum number is not reached after each Eligible Stockholder has selected one nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

For purposes of determining whether a stockholder is an Eligible Stockholder, a stockholder shall be deemed to “own” only shares of common stock as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any derivative instrument directly or indirectly owned beneficially by such stockholder or any short interest of such stockholder; and provided further that, for purposes of determining whether a person is an Eligible Stockholder, any “investment company” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) may aggregate its ownership with the ownership of any one or more other investment companies that are under common control by virtue of having the same investment manager or investment adviser (or affiliated investment managers or advisers), or that are part of the same “group of investment companies” (as defined in Section 12(d)(1)(G) of the 1940 Act), and, for purposes of these Proxy Access Provisions, the term “Eligible Stockholder” shall include each such investment company, individually and collectively.  A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder.  Whether outstanding shares of common stock are “owned” for purposes of determining whether a stockholder is an Eligible Stockholder for purposes of these Proxy Access Provisions will be determined by the board of directors in its sole discretion.

An Eligible Stockholder must have owned (as defined above) three percent or more of the Company’s outstanding common stock continuously for at least two years as of both the date the nomination notice is delivered to or mailed and received by the Company in accordance with these Proxy Access Provisions and the record date for determining stockholders entitled to vote at the applicable annual meeting.

Within the applicable time period specified in these Proxy Access Provisions for submitting a nomination, each nominee must deliver to the secretary of the Company a written representation and agreement that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Company , will act or vote on any issue or question that has not been disclosed to the Company, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company, and (iii) will comply with all the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other of the Company policies and guidelines applicable to directors.

The board of directors or the chairman of the annual meeting shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding the fact that proxies in respect to such vote may have been received by the Company, if

(i)

the nominee and/or the applicable Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) breached its or their obligations under these Proxy Access Provisions as determined by the board of directors or the chairman of the annual meeting; or

(ii)	the Eligible Stockholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination.

Any nominee who is included in the Company’s proxy statement for a particular annual meeting but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting, or (ii) does not receive at least 25% of the votes cast in the election of directors at such annual meeting, will be ineligible to be a nominee pursuant to these Proxy Access Provisions in connection with the Company’s next two annual meetings.

The Proxy Access Provisions shall not apply to the Company’s 2017 annual meeting.

Limitation of Liability of Directors and Officers

The Certificate of Incorporation provides that no director will be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•                  any breach of the director’s duty of loyalty to the Company or to the Company’s stockholders;

•                  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•                  any transaction from which the director derived an improper personal benefit.

The Bylaws provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other entity at the Company’s request as a director, officer, employee, agent or fiduciary. The right to indemnification conferred pursuant to the indemnification provisions of the Bylaws shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. Amending the indemnification provisions will not reduce the Company’s indemnification obligations relating to actions taken before an amendment.

Forum Selection

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware or the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the state of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Business Combinations with Interested Stockholders

The Certificate of Incorporation provides that the Company is not subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to any anti-takeover effects of Section 203.

Listing

The Company has applied to list the Class A Common Stock on the New York Stock Exchange under the symbol “ARCH”.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

Item 2. Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Arch Coal, Inc.

3.2	Bylaws of Arch Coal, Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Arch Coal, Inc.

	By:	/s/ Robert G. Jones
		Name:	Robert G. Jones
		Title:	Senior Vice President — Law, General Counsel & Secretary
Date: October 4, 2016